UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 14, 2024

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6940 Columbia Gateway Dr., Suite 470, Columbia MD, 21046
(Address of principal executive offices and zip code)

(410) 970-7800
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation or the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	GVP	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Form 8-K

Item 8.01.	Other Events.

Revised Takeover Proposal Received; Not Likely to Lead to Superior Proposal

On August 8, 2024, GSE Systems, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Nuclear Engineering Holdings LLC (“Parent”) and Gamma Nuclear Merger Sub LLC. The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company with the Company continuing as a wholly owned subsidiary of Parent (the “Merger”) with holders of the Company’s common stock (“GSE Common Stock”) receiving “Merger Consideration” of $4.10 per share. As previously disclosed, on Tuesday, October 1, 2024, the Company received a non-binding, unsolicited letter from a third party (“Company Z”) that stated Company Z was prepared to offer $5.50 to $5.75 per share of GSE Common Stock to acquire the entire Company (the “Original Proposal”). Company Z requested that the Company enter into “exclusivity” with Company Z to allow 17-21 days to conduct due diligence and negotiate a definitive agreement. The Company immediately engaged with Company Z on the non-binding Original Proposal to the extent permitted by the Merger Agreement, but received no substantive response.

On Monday, October 14, 2024, Company Z submitted a substantially revised proposal (the “Revised Proposal”). Company Z effectively withdrew its offer of $5.50-$5.75 per share for GSE Common Stock to acquire the Company. Instead, Company Z proposed an investment of up to $10,000,000 in the form of debt and equity. While the Board reasonably believed that the non-binding Original Proposal to acquire the entire Company for a 35% premium may lead to a Superior Proposal, the Revised Proposal was significantly diminished and involved entirely different considerations.

The Revised Proposal stated that Company Z could close a new debt facility on unspecified terms together with a direct equity investment at $5.50 per share for a newly-classified series of convertible preferred stock (“New Senior Convertible Preferred Stock”) or, upon completion of due diligence on an unspecified timeline, at $4.50 per share for GSE Common Stock. The Revised Proposal expressed a preference for the New Senior Convertible Preferred Stock option, providing that such an investment could be made without further due diligence. The Revised Proposal also required a $100,000 expense reimbursement for Company Z and provided that Company Z would permit the Company to pursue a subsequent self-tender in order to facilitate some liquidity to existing stockholders.

The proposed terms for the New Senior Convertible Preferred Stock included, among other things:
•	A 1x liquidation preference for the New Senior Convertible Preferred Stock;
•	A 7% per annum dividend (payable in cash or PIK);
•	The right to appoint designated directors to the Board (which the Company estimated to be at least one third of the pro forma Board);
•	Voting rights on an as-converted basis;
•	Negative control with respect to certain events including extraordinary transactions, incurrence of indebtedness (other than receivables financing) and the redemption of any capital stock;
•	preemptive rights; and
•	a put right to force the redemption of the New Senior Convertible Preferred Stock on or after December 31, 2032.
Further, the Company would be obligated to register the New Senior Convertible Preferred Stock within 120 days and have the registration declared effective within 180 days.

In response to the Revised Proposal, the Company took the following action:

•
Tuesday, October 15, 2024, 10 am - The Transaction Committee convened a meeting with representatives of Baird and M&S to assess and evaluate the Revised Proposal. The Transaction Committee identified a number of ambiguities and concerns with the Revised Proposal and directed M&S to request clarification from Company Z including with respect to:

o	The proposed terms of the debt facility.
o	The requested due diligence period for Company Z to invest $10,000,000 exclusively in GSE Common Stock.
o
Whether Company Z had conducted an analysis of the impact of the Revised Proposal on the Company’s Federal net operating loss (NOL) carry-forwards in light of recent shifts in GSE Common Stock ownership. See “RISK FACTORS - RISKS RELATED TO OUR FINANCIAL CONDITIONS, ACCOUNTING, AND CONTRACTS” on page 23 of Form 10-K for the year-ended December 31, 2023, filed April 2, 2024.

o
Clarification as to why the Revised Proposal suggested that investment could help “grow [the] workforce solutions for the nuclear industry” business line after the Company had begun to winddown operations on August 1, 2024.

o
Confirmation that Company Z appreciated that a tender offer would trigger an estimated $1,200,000 redemption option with respect to the Common Stock Purchase Warrant, dated June 23, 2023 (the “Lind Warrant”), issued to Lind Global Partners II LP (“Lind”).

o
Questions regarding permitted uses in light of the Parent Note, Termination Fee, working capital position (which management of the Company estimated would require $3,000,000 to stabilize), the Lind Warrant, and other financial constraints.

o	Additional information regarding timing and closing certainty.

Immediately following the meeting of the Transaction Committee, representative of M&S provided counsel to Company Z the form of confidentiality agreement that GSE had previously provided to Company Z on October 2, 2024. Unlike with regard to the Original Proposal, Counsel to Company Z provided comments to the form of confidentiality agreement later that day.

•
Wednesday, October 16, 7:40 am – A representative of M&S, on the instruction of the Transaction Committee, delivered a letter to counsel for Company Z seeking clarification regarding the Revised Proposal. Later that morning, a representative of M&S provided the Company’s response to proposed edits to the confidentiality agreement. Later that day, Management of the Company and a representative of M&S met with representatives of Grant Thornton LLP, the Company’s income tax advisors, to discuss the possible impact of the Revised Proposal on the Company’s NOLs. Representatives of Grant Thornton LLP reviewed with the Company recent shifts in ownership of the Company and provided that a detailed study was required, but that the Revised Proposal risked impairing the Company’s NOLs.

•
Wednesday, October 16, 2024, 6:16 pm – Counsel to Company Z transmitted responses to the requests for clarification of the Revised Proposal together with a term sheet for a $1,400,000 term loan. The material terms of the proposed term loan were as follows:

o	$1,400,000 four-year convertible promissory note;
a.	An unusual three-year prepayment prohibition followed by a 2.5% prepayment penalty during the final years of the term;
b.
A variable rate of Prime plus 4.5% with a floor of 7%, which would have equaled or exceeded the interest rate on the Parent Note (as defined in the Merger Agreement) at all times during the prior 52-week period;

c.	An Original Issue Discount of 1.5%;

d.	A monitoring fee” of 0.25% per annum;
e.	A newly-imposed minimum liquidity requirement of $1,000,000;
f.	A first priority lien on all assets;
g.	A right to convert the balance of the term note into GSE Common Stock at any time at the option of the holder;
h.	A right to invest up to $10,000,000 in the Company at the option of Company Z; and
i.	Undisclosed “customary” covenants, representations, events of default and other terms.

Company Z further provided that it was willing to invest up to $10,000,000 in GSE Common Stock at $4.50 per share (or as little as $5,000,000) following a still unspecified due diligence period, (though consistent with what the Company found practical and reasonable) but would require designated representation on the Board and a consent right with respect to any co-investors. Company Z provided that it had not conducted due diligence with respect to the Company’s NOLs, and that Company Z did not value NOLs because “it has found them difficult to utilize in practice” but acknowledge this would need to be closely monitored. Finally, Company Z acknowledged that it made a mistake with regard to its statement concerning expansion of the Workforce Solutions business line that the Company had begun to winddown on August 1, 2024.

•
Thursday, October 17, 2024 – The Board convened a meeting to consider the Revised Proposal together with the foregoing clarifications from Company Z. Following the meeting, a representative of M&S provided further comments to counsel to Company Z regarding the confidentiality agreement.

•
Friday, October 18, 2024 – The Company notified Company Z that, in consultation with the Company’s legal and financial advisors, the Board did not believe that the Revised Proposal was likely to lead to a Superior Proposal. Consequently, the Company was unable to enter into a confidentiality agreement or provide other information under Section 5.2 of the Merger Agreement.

Reasons for Determining that the Revised Proposal was not likely to lead to a Superior Proposal:

The Board concluded that the Revised Proposal was not likely to lead to a Superior Proposal for a number of reasons, including the following:

•
Unfavorable Convertible Debt Terms - The terms of the proposed four-year convertible term loan would damage the Company and provide Company Z with effective control over the Company without any meaningful benefit to the Company or its stockholders. First, after paying-off the Parent Note (as defined in the Merger Agreement), the new $1,000,000 minimum liquidity requirement imposed by Company Z, which the Company would not have been able to meet at numerous points in the trailing twelve-month period, would immediately reduce working capital by $1,000,000. Second, the four-year term of the proposed note, combined with three-year prohibition against prepayment, would transfer significant control of the Company to Company Z and prevent the Company from seeking better financing alternatives without making material financial concessions to Company Z. Third, the Board had negotiated superior terms with respect to the Parent Note, which does not mature until August 6, 2025, and the Board believes that the onerous terms of the proposed convertible term loan from Company Z would move the Company backwards toward the terms of the prior Lind convertible note.

•
No Liquidity – While approximately 97% of the proxies received by the Company to-date favor the Merger, representing more than a majority of the shares of GSE Common Stock outstanding, the Revised Proposal does not offer meaningful liquidity to GSE stockholders. As the Company provided in its letter to Company Z, the Board believes that, after recapitalizing the business and paying off existing indebtedness, expenses and aged receivables, less than $800,000 would be available to facilitate a self-tender offer and that such lack of liquidity was inconsistent with the desire of the overwhelming majority of stockholders.

•
Destructive New Senior Convertible Preferred Stock - The terms of the proposed New Senior Convertible Preferred Stock are not in the best interest of the existing stockholders. The Board did not believe that the premium to the Merger Consideration offered by Company Z for a New Senior Convertible Preferred Stock justified the required liquidation preference, a 7% dividend, transfer of significant Board control without a control premium shared with the holders of GSE Common Stock and the other rights and negative controls associated with the New Senior Convertible Preferred Stock. The Board concluded that such a stock issuance would be adverse to the interests of the holders of GSE Common Stock. Additionally, the Board concluded that creating a second class of stock senior to the GSE Common Stock would not advance the interest of holders of GSE Common Stock and would create an overly complicated capitalization structure that would hinder the performance of the GSE Common Stock.

•
The Company’s Challenges as a Public Company – The Revised Proposal did not offer any solution for the challenges that the Company has faced and would continue to face as a standalone public company including, but not limited to, finance, audit and compliance costs (which the Company has estimated as at least $2,116,000 per annum), recent difficulties remaining compliant with the NASDAQ listing requirements, inability to obtain performance bonds, regulatory obstacles to providing goods and services in foreign markets, and other challenges that burden the Company with significant expense and at a competitive disadvantage against all of its competitors.

•
Lack of Closing Certainty – While Company Z expressed an ability to conduct due diligence in relation to the Common Stock investment in a manner that the Company believes to be reasonable and practical under the circumstances, Company Z did not commit to a specified timeline, has previously rejected the timeline that the Company proposed as reasonable and practical, did not submit a binding proposal to acquire GSE Common Stock (at the stated $4.50 per share or any other amount), and despite the Company’s request for substantiation with regard to Company Z’s ability to close a transaction, provided vague qualitative statements regarding the size of Company Z’s fund. With regard to the convertible note term sheet, Company Z required coercive termination fees tied to its non-binding proposal and other financial obligations should the Company enter into a non-binding term sheet then obtain debt on superior terms from a third party. Finally, Company Z’s failure to navigate or appreciate the Company’s prior disclosures, including prior disclosure concerning the winddown of the Workforce Solutions business line, suggested to the Board that Company Z had significant remaining due diligence to pursue.

•
Dilution of Existing Stockholders at a Modest Premium – If the non-binding investment of $10,000,000 in GSE Common Stock were to materialize, it would be (at best) a modest premium to the Merger Consideration (as defined in the Merger Agreement) and market price of the GSE Common Stock, and did not justify the significant dilution of the existing stockholders.

•
Potential Adverse Tax Consequences – Unlike Company Z’s experience, the Company has benefited from its NOLs and routinely tested shifts in share ownership to ensure the availability of the same. On the advice of its tax and legal advisors, the Board believes that an investment of $5,000,000-$10,000,000 by Company Z in GSE Common Stock may impair the Company’s NOLs and adversely impact the tax position of the Company. Company Z’s perspective that NOLs are not valuable assets also suggested to the Board that Company Z intended to take a short-term approach, which was fundamentally inconsistent with the Board’s view that long-term prospects of the nuclear industry may be strong, but that short-term customer spending remained slow and the current environment would remain challenging for the Company for the foreseeable future.

BASED UPON THE FOREGOING AND OTHER FACTORS, IN CONSULTATION WITH THE COMPANY’S LEGAL AND FINANCIAL ADVISORS, THE BOARD OF DIRECTORS OF THE COMPANY REAFFIRMED ITS RECOMMENDATION THAT THE STOCKHOLDERS OF THE COMPANY APPROVE THE MERGER AGREEMENT WITH PARENT (AN AFFILIATE OF PELICAN ENERGY PARTNERS) AT THE OCTOBER 25, 2024 SPECIAL MEETING OF STOCKHOLDERS.

Additional Information About the Proposed Transaction and Where to Find It

This Current Report on Form 8-K relates to the proposed transaction involving the Company. In connection with the proposed transaction, on September 16, 2024, the Company filed the Definitive Proxy Statement with the SEC. The Definitive Proxy Statement was first sent to GSE stockholders on September 16, 2024. This Current Report on Form 8-K is not a substitute for the Definitive Proxy Statement or for any other document that the Company may file with the SEC and send to its stockholders in connection with the proposed Merger. The proposed Merger will be submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The Company’s stockholders can obtain a free copy of the Definitive Proxy Statement, as well as other filings containing information about the Company, without charge, at the SEC’s website (www.sec.gov). Copies of the Definitive Proxy Statement and the filings with the SEC incorporated by reference therein can also be obtained, without charge, by directing a request to GSE’s Corporate Secretary at 6940 Columbia Gateway Drive, Suite 470, Columbia, Maryland 21046 (telephone: (410) 970-7800). The Company maintains an internet site at www.gses.com. Such website and the information contained on or connected to it shall not be deemed to be incorporated into this Current Report.

Participants in the Solicitation of Proxies

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement for its 2024 annual meeting of stockholders, which was filed with the SEC on May 24, 2024, the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2023, which was filed with the SEC on April 2, 2024 (as amended on April 2, 2024, and April 29, 2024), and in other documents filed by the Company with the SEC. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Definitive Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Definitive Proxy Statement and such other materials may be obtained as described in the preceding paragraph. Investors should read the Definitive Proxy Statement carefully before making any voting or investment decisions.

Forward-Looking Statements and Information

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” or the negative or plural of these words or similar expressions or variations. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. These factors include, among others: completion of the Merger is subject to various risks and uncertainties related to, among other things, its terms, timing, structure, benefits, costs and completion; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; risks related to the disruption of management’s attention from GSE’s ongoing business operations due to the Merger; and other risks set forth under the heading “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2023 and in our subsequent filings with the SEC. You should not rely upon forward-looking statements as predictions of future events. Furthermore, such forward-looking statements speak only as of the date of this report. Our actual results could differ materially from the results described in or implied by such forward looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

Date: October 18, 2024	/s/ Emmett Pepe
Emmett Pepe
Senior Vice President and Chief Financial Officer